As filed with the Securities and Exchange Commission on April 27, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Elmet Group Co.

(Exact name of registrant as specified in its charter)

Delaware	33-1881598
(State or incorporation or organization)	(IRS Employer Identification No.)

2 Portland Fish Pier, Suite 214 Portland, ME	04101
(Address of Principal Executive Offices)	(Zip Code)

The Elmet Group Co.

2026 Equity Incentive Plan

(Full Title of Plan)

Peter V. Anania

Chief Executive Officer

The Elmet Group Co.

2 Portland Fish Pier

Suite 214

(207) 518-6791

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Adam Berkaw, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas; Suite 1100

New York, New York 10105

Telephone: (212) 370-1300

Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by The Elmet Group Co. (the “Company”) with the Securities and Exchange Commission (the “Commission”) to register the grant of up to 3,616,003 shares of common stock of the Company, par value $0.001 per share, to certain employees of and consultants to the Company either as stock grants, stock options or other equity-based incentives, and the subsequent exercise of any stock options or other equity-based incentives pursuant to the 2026 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended as of the date of this Registration Statement (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Corporate Secretary

The Elmet Group Co.

2 Portland Fish Pier, Suite 214

Portland, ME 04101

(207) 518-6791

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, The Elmet Group Co. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents and information heretofore filed with the Commission by the Registrant are incorporated herein by reference in this registration statement:

(a)	The Registrant’s Form 8-A12B, which was filed with the Commission on April 22, 2026.

(b)	The Registrant’s registration statement on Form S-1, File No. 333-294725, initially filed with the Commission on March 30, 2026, as amended.

(c)	The Registrant’s registration statement on Form S-1, File No. 333-295251, which was filed with the Commission on April 22, 2026.

(d)	The Registrant’s current report on Form 8-K filed with the Commission on April 24, 2026.

(e)	The description of the common stock contained in the section entitled “Description of Capital Stock” in the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-294725), initially filed with the Commission on March 30, 2026, as amended.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our second amended and restated certificate of incorporation includes this provision.

Additionally, our second amended and restated certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our second amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our board of directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our board of directors.

The indemnification rights provided in our amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our board of directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our amended and restated bylaws.

Our obligation to provide indemnification under our amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our amended and restated bylaws be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our amended and restated bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*+	The Elmet Group Co. 2026 Equity Incentive Plan

4.2	Second Amended and Restated Certificate of Incorporation of The Elmet Group Co. (incorporated by reference to Exhibit 3.3 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-294725), filed with the SEC on April 14, 2026).

4.3	Amended and Restated Bylaws of The Elmet Group Co. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 24, 2026).

5.1*	Opinion of Ellenoff Grossman & Schole LLP.

23.1*	Consent of Ellenoff Grossman & Schole LLP (contained in its opinion filed herewith in Exhibit 5.1).

23.2*	Consent of RSM US LLP, Independent Registered Public Accounting Firm.

99.1	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.40 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-294725), filed with the SEC on April 14, 2026).

99.2	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.41 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-294725), filed with the SEC on April 14, 2026).

107*	Calculation of Filing Fee Table.

*	Filed herewith.
+	Indicates a management contract or compensation plan.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Portland, Maine, on April 27, 2026.

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
Peter V. Anania
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Peter V. Anania and Michael Steven Lee and each of them acting singly, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement, and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Capacity	Date

/s/ Peter V. Anania	Chief Executive Officer and Chairman	April 27, 2026
Peter V. Anania	(Principal Executive Officer)

/s/ Michael Lee	Chief Financial Officer	April 27, 2026
Michael Lee	(Principal Financial Officer and Principal Accounting Officer)

/s/ Scott Knoll	Director	April 27, 2026
Scott Knoll

/s/ Kimberly Anania	Director	April 27, 2026
Kimberly Anania

/s/ John Chandler	Director	April 27, 2026
John Chandler

/s/ Brian Deveaux	Director	April 27, 2026
Brian Deveaux

/s/ W. Jacob Homiller	Director	April 27, 2026
W. Jacob Homiller

/s/ Kathie Leonard	Director	April 27, 2026
Kathie Leonard

/s/ Mark Miklos	Director	April 27, 2026
Mark Miklos

/s/ Peter Woodward	Director	April 27, 2026
Peter Woodward